Exhibit 5.1

December 22, 2017
Mitcham Industries, Inc.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas, 77340

Re:    Registration and Issuance of Securities of Mitcham Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel for Mitcham Industries, Inc., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale from time to time by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 174,046 shares of the Company’s Series A Cumulative Preferred Stock, par value $1.00 per share (the “Shares”). The Shares to be offered by the Selling Stockholder are issuable upon the satisfaction of certain closing condition specified in that certain Preferred Stock Purchase Agreement, dated as of December 20, 2017, by and between the Company and the Selling Stockholder (the “Purchase Agreement”).

In rendering the opinions set forth below, we have examined certain statutes, including the Texas Business Organizations Code (the “TBOC”), certain of the Company’s records and documents, certificates of the Company and public officials, and such other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.
In connection with this opinion, we have assumed that:

(1)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(2)	the Shares will be issued in accordance with the Purchase Agreement;

(3)	the Shares will be sold in the manner described in the Registration Statement and the prospectus relating thereto;

(4)
each document submitted to us for review, and the information contained in each such document, is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original; and

(5)	each certificate from governmental officials reviewed by us is accurate, compete and authentic, and all public records are accurate and complete.
Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that the Shares, when issued and delivered on behalf of the Company against payment therefor as provided in the Purchase Agreement, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited in all respects to the U.S. federal laws, the laws of the State of Texas and the TBOC, each as interpreted by federal courts and the courts of the State of Texas, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

December 22, 2017 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours

/s/ Vinson & Elkins L.L.P.